Exhibit 10(dd)

ELEVENTH AMENDMENT TO THE AARP HEALTH INSURANCE

AGREEMENT:

CHRONIC CARE PROGRAM

This Eleventh Amendment to the AARP Health Insurance Agreement (“Eleventh Amendment” or “Amendment”), effective as of January 1, 2005 (the “Effective Date”), is made by and between AARP Services, Inc., a Delaware corporation (“ASI”) and United HealthCare Insurance Company, a Connecticut corporation (“United”). The parties hereto shall collectively be referred to as the “Parties”.

RECITALS

WHEREAS, AARP, the Trustees of the AARP Insurance Plan, and United are parties to a certain AARP Health Insurance Agreement dated as of February 26, 1997 (the “Original Agreement”).

WHEREAS, by subsequent amendment and assignment on December 28, 1999, AARP, AARP Trust and United agreed to the assignment to and assumption by ASI of certain rights and obligations (the “Third Amendment”).

WHEREAS, various other amendments have been made to the Original Agreement (collectively, the “Agreement”).

WHEREAS, pursuant to subsections 3.2.3 and 3.2.4 of the Agreement, the Parties agreed to undertake product development activities with respect to additional products and services to enhance the value of the SHIP to AARP members and differentiate the SHIP from other insurance programs.

*** Represents text which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.	1

WHEREAS, United has developed the Personal Service Delivery Program (PSDP) in response to the growing number of Medicare beneficiaries with chronic health conditions and the need for solutions that improve their quality of life in a cost-effective manner.

WHEREAS, the parties have agreed to test the PSDP model described above in a chronic care program made available to a select population of SHIP Medicare supplement insureds (the “Chronic Care Program” or “CCP”).

WHEREAS, the Trustees have approved the Chronic Care Program and authorized the Parties to implement it on a pilot basis, with a review to occur following the CCP Pilot Period, as defined below, to determine whether the Chronic Care Program has met its performance objectives and should be offered beyond that CCP Pilot Period.

WHEREAS, subsection 3.2.3 of the Agreement requires the terms and conditions associated with the offering of any Service Enhancements to be documented in amendments or exhibits to the Agreement.

NOW, THEREFORE, in consideration of the covenants, terms and conditions set forth in this Eleventh Amendment, the Parties agree as follows:

A.	Article 2 of the Agreement is amended by the addition of the following sections 2.135 through 2.136:

2.135	CCP Pilot Period means the 24 month period beginning May 1, 2005 and ending on April 30, 2007.

2.136	CCP Services means the services offered by United to SHIP Medicare Supplement Insureds as described in subsection 3.2.2(k) and Exhibit 3.2.2(k).

2.137	Member Data means the name, address, AARP membership number and, at ASI’s discretion, any other identifying AARP Member information that ASI makes or has made available to United.

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B.	Section 3.2.2 of the Agreement is amended by the addition of new subparagraph (k) to read as follows:

(k). United shall develop and make available to certain SHIP Medicare Supplement insureds the Chronic Care Program as set forth in Exhibit 3.2.2(k), which is attached hereto and made a part of the Agreement. Additionally, the Parties agree to the following:

(1) Marketing Plan. United shall develop a Chronic Care Program member communication plan which shall be submitted to ASI for its review and approval. United shall adhere to the then-current AARP Health Care Options review and approval process for all written or scripted oral promotional materials and member communications describing the CCP Services. United shall use the product name agreed upon by the parties when providing the CCP Services under this Amendment.

(2) Monitoring Program Performance. United shall conduct a program performance evaluation of the Chronic Care Program for ASI’s prior review. The performance evaluation will measure the following program components: Utilization, Member and Caregiver Satisfaction, Provider Satisfaction, Complaint Resolution, and Quality Outcomes, as more fully set forth in Exhibit 3.2.2(k)(2). The Parties agree that the results of this evaluation may necessitate changes to the program, which may be made upon mutual agreement of the Parties.

(3) Reports. United shall provide reports to ASI, at intervals and in a format and medium to be agreed to by the Parties, to monitor and evaluate program performance. The reports shall include, but are not limited to, reports on Quality, Operational, Enrollment, and Outcome Metrics, Expenses, and Member, Caregiver and Provider Satisfaction.

(4) Third Party Research Validation. In addition, a third party, selected mutually by the Parties, shall serve as a research validator on a confidential basis. Such party shall be involved in reviewing the research methodology, validating the outcomes and issuing three (3) reports to the Parties:

i. an initial report with an assessment of the study design;

ii. a report approximately seventeen (17) months after the operational startup validating outcomes; and

iii. a final, comprehensive report to the Parties.

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(5) The Parties shall decide mutually whether or not to publicize the activities or findings of the study, based on the reports of the third party validator.

(6) Pilot Financing. Expenses incurred for the Chronic Care Program during the CCP enrollment and assessment period and the CCP Pilot Period are estimated to be ***. The program shall be provided at no additional premium cost to participating SHIP Medicare supplement insureds. United shall pay *** of the expenses incurred of the Chronic Care Program and the remaining *** of the expenses incurred shall be paid out of the RSF as the results of this pilot should provide benefits to AARP insured members. United shall provide ASI with a quarterly reconciliation of expenses incurred. Expenses incurred by Extended Enrollees, as defined in §10.2.4, shall be paid in accordance with the aforementioned *** allocation.

(7) CCP Pilot Period Evaluation. The Parties shall conduct a CCP Pilot Period evaluation of the Chronic Care Program to be completed by October 31, 2007 for the purposes of determining whether to offer the Chronic Care Program beyond the terms of this Amendment. The evaluation will measure the following program components: Utilization of Service; Provider Satisfaction; Member and Caregiver Satisfaction, and Claim Savings, and Quality Outcomes. Thereafter, the decision whether to extend the Chronic Care Program beyond the terms of this Amendment shall be made upon mutual agreement of the Parties.

C.	Section 7.1 of the Agreement is amended by the addition of the following subsection 7.1.3:

7.1.3 De-identified data related to health outcomes, study findings, study design and characteristics related to the Chronic Care Program shall be shared with ASI by United. For purposes of this paragraph, de-identified data means protected health information that has been de-identified in accordance with the provisions of 45 C.F.R. §164.514. Reports, articles, and/or public notices regarding the Chronic Care Program shall not be released without prior written approval of both ASI and United.

D.	Article 7 of the Agreement is amended by the addition of the following Section 7.8:

7.8 Ownership of Chronic Care Program Intellectual Property and Work Product. Except as otherwise expressly provided for in this Agreement:

(a) Each party shall retain all right, title, and interest in its Marks subject to the licenses to use as set forth above. Each party shall retain all right,

*** Represents text which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.	4

title, and interest in the content that it authors as part of the advertising and promotion of the Chronic Care Program or pursuant to other activities relating to the Chronic Care Program, including intellectual property rights, trademark, trade dress, copyright, patent and other proprietary rights in the content. Each party shall retain all right, title and interest in its proprietary business information or work product that is related to the advertising, promotion and other activities in support of the Chronic Care Program including but not limited to trade secrets, computer software and applications, and any other proprietary business information or work product that is not available to the general public.

(b) Without limiting the foregoing, AARP and ASI shall retain all right, title, and interest in intellectual property owned by AARP or ASI as of the Effective Date of the Eleventh Amendment, including without limitation Member Data and intellectual property associated with profiling and aggregating Member Data, as well as the intellectual property associated with the supplying of the Member Data, including but not limited to computer software and other tools used to compile the data and to generate the profiling information, and any intellectual property solely authored or developed by AARP and ASI while the Eleventh Amendment is in effect (together, “AARP and ASI Intellectual Property”). United shall retain all right, title and interest in intellectual property owned by United as of the Effective Date of the Eleventh Amendment, including without limitation CCP claims data and intellectual property associated with generating, summarizing, or reporting the CCP claims data, intellectual property associated with United’s clinical models for chronic care management or otherwise associated with activities that are part of the design or operation of the Chronic Care Program, including without limitation the Personal Services Delivery Program, and any intellectual property solely authored or developed by United while the Eleventh Amendment is in effect (together, “United Intellectual Property”). United expressly reserves the right to use and disseminate the CCP claims data for any purpose permitted under its own policies and applicable law; provided, however, that United shall not use the CCP claims data for marketing purposes in unrelated programs.

(c) If the parties wish to develop products or services together that are related to the Chronic Care Program (“Joint Intellectual Property”), then the parties will agree in writing in advance that they intend to collaborate on Joint Intellectual Property and such writing will set forth the terms for each party’s intellectual property rights in such Joint Intellectual Property. Each party agrees not to disclose to, license to, or permit the use of Joint Intellectual Property by third parties without the other parties’ express written permission. Enhancements to AARP and ASI Intellectual Property made as a result of the implementation of the Chronic Care Program belong to AARP or ASI and enhancements to United Intellectual Property

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made as a result of the implementation of the Chronic Care Program belong to United unless the parties agree in advance of making the enhancements that such enhancements will be treated as Joint Intellectual Property as set forth in this Section.

(d) Upon termination of the Chronic Care Program, each party will return to the other parties all intellectual property and work product belonging to the other parties and shall not retain copies of such data except as shall be necessary under applicable law or otherwise provided for under this Agreement.

E.	Article 10 of the Agreement is amended by the addition of the following subsection 10.2.4:

10.2.4 Term and Termination. The Term of this Amendment is January 1, 2005 through October 31, 2007. Either party may terminate the Chronic Care Program under this Amendment upon not less than ninety (90) days prior written notice to the other party in the event of a material breach by the other party, provided that such breach has not been cured to the non-breaching party’s reasonable satisfaction within that ninety (90) day period. Notwithstanding the foregoing, United shall continue to offer the CCP Services to participants enrolled in the Chronic Care Program at the time the program is terminated for as long as the participant’s coverage under an AARP Medicare Supplement plan provided by United remains in force (“Extended Enrollees”).

F.	Except as amended hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties have executed this Amendment effective as of the date and year first above written.

/s/ Dawn Sweeney	/s/ Jimmie Pogue
AARP Services, Inc.	United HealthCare Insurance Company

Date: 2-10-05	Date: 2-10-05

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EXHIBIT 3.2.2(k)

CHRONIC CARE PROGRAM DESCRIPTION

I. Pre-pilot Background

United’s proprietary Personal Service Delivery Program (PSDP) was developed by United in response to the growing number of Medicare beneficiaries with chronic health conditions and the need for solutions that improve their quality of life in a cost-effective manner. PSDP delivers high touch intensive services to members with high health risks. The emphasis is on providing personal face-to-face interventions designed to meet clinical, psychosocial, economic and functional needs. The program reaches out to chronically ill individuals and provides them the professional help they need to manage their illness.

The program’s proactive, holistic approach addresses:

•	Avoidable utilization contributing to unnecessary medical trend.

•	Lack of extended family caregivers.

•	Communications between physicians, caregivers and patients, for more effective and efficient care.

•	Declining functional status.

•	Socio-economic challenges.

The parties have agreed to test the PSDP model described above in a Chronic Care Program made available to a select population of SHIP Medicare supplement insureds.

II. Chronic Care Program Objective

The objective of the Chronic Care Program is to develop enough clinical evidence for Centers for Medicare and Medicaid Services (“CMS”) to fund future chronic care management programs, allowing the SHIP program to receive reduced claim costs on existing members.

It is expected that a successful pilot outcome will bring long-term positive implications for the SHIP program, including:

•	Increase quality of care received by AARP members.

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•	Empower members to better manage their care.

•	Drive satisfaction for members, caregivers and physicians.

•	Promote more effective as well as efficient resource utilization.

•	Reduce costs for CMS and the Medicare Supplement program.

III. CCP Services

The PSDP emphasis is on providing personal face-to-face interventions designed to meet clinical, psychosocial, economic and functional needs of Medicare beneficiaries. The program services include:

•	A case begins with an initial assessment. A case ends if the member voluntarily terminates participation in the program; otherwise, the member remains in the program and receives care for as long as he or she is covered under an AARP Medicare Supplement plan provided by United.

•	Development of a Plan of Care in collaboration with the member, his or her physician, caretaker and family. For members who have the choice of using multiple physicians, the Plan of Care will identify any fragmented care issues they may be experiencing.

•	Ongoing, periodic health assessments, which may result in adjustments to the Plan of Care.

•	Intensive interventions provided by PSDP nurses/social workers and/or Community Partner Case Management (CPCM) agencies.

•	Partnerships with local CPCM agencies are a key component of the program. These local agencies assist members in accessing grass root support systems like transportation, food pantries, and assistance in activities of daily living not typically covered in a Medicare Supplement plan. Access to these additional community services may or may not involve additional costs for the member.

IV. Member Selection

To ensure that credible claims/utilization data exists, only those members continuously enrolled in an AARP Medicare Supplement plan for a minimum of 12 months will be considered. The PSDP program identifies program participants based upon claim costs, number of chronic conditions and utilization patterns.

•	Enrollment in this pilot is voluntary, and the member may terminate their involvement at any time

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•	There is no additional premium cost to the members who enroll in the program

•	The pilot group suffers from four or more impactible chronic conditions, and within the past year required at least one emergency room visit and one hospital stay.

•	The pilot will consist of 400 randomly selected members who fit the above criteria, selected from the existing base of current Medicare Supplement members.

•	The program will include a control group of 400 members.

•	Pilot members will not be replenished

V. Chronic Care Program Pilot Location: North Carolina

To develop evidence of clinical outcomes and claims saving, the parties have agreed that North Carolina shall be the pilot location. Future expansion, if any, shall be based upon the results of the pilot.

We will target the major metropolitan areas and surrounding counties of Greensboro, Winston-Salem, High Point, Charlotte, Raleigh and Ashville.

VI. Estimated Expenses

United utilizes both internal and external case management personnel in conducting chronic care management activities. The decision to use contracted personnel is based on enrollee needs, case-load limitations, logistical factors, etc. With the expansion of the pilot screened population beyond major metropolitan areas, the use of tele-monitoring will also be considered where appropriate.

Pilot expenses are expected to approximate *** each year of the project (approximately *** per eligible/enrolled member per month (pmpm), divided fairly evenly between external and internal expenses. Proforma pilot expenses (and associated savings) as presented in this summary, represent estimated annualized figures, associated with mature (i.e., 400 member) pilot enrollment levels.

VII. Expected Outcomes

The PSDP approach supports the primary physician’s use of evidence-based clinical guidelines, and will seek to reduce acute exacerbations of chronic diseases and enable more effective, evidence-based self-management of members.

1. Expected benefits for the SHIP program and the Parties include reduced hospital admissions, reduced medical claims expense for the Medicare Supplement product, and avoided Medicare allowable costs.

*** Represents text which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.	9

2. The 400 members participating in the Chronic Care Program pilot intervention group are expected to enjoy the following outcomes:

•	Improved quality of life associated with decreased stress and increased efficacy in dealing with their complex health needs.

•	Decrease in avoidable hospitalizations and emergency room visits.

•	Decrease in medical complications due to medical errors associated with errors of omission and commission inherent in fragmented medical care.

•	Enhanced relationships with their primary physician.

•	Increased satisfaction with their AARP Medicare Supplement product.

•	Increased use of advance directives.

•	All AARP Medicare Supplement Members would be expected to benefit from decreased premium pressure under a successful pilot that resulted in CMS funding approval.

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EXHIBIT 3.2.2(k)(2)

Performance Standards and Measurements

In performing United’s obligations to the Chronic Care Program, United shall report on the following standards:

1. Quality Measurements

CHF

Metric	Source	Intervention
ACE Inhibitors	Self-report/Pharmacy	Yes
Beta-blockers	Self-report/Pharmacy	Yes
Blood Pressure goal (130/85 or 130/80)	Self-report/Physician report	Yes
Lipids: LDL < 100	Self-report/Physician report	Yes
Lipids: TG >=200	Self-report/Physician report	Yes
Antiplatelet use	Self-report/Physician report	Yes
Daily weight	Self-report	Yes

Diabetes Quality Metrics

Metric	Source	Intervention
A1C drawn annually	Claims	Yes
A1C < 7%	Self-report/Physician report	Yes
Dilated Eye Exam annually	Self-report	Yes
Microalbuminuria testing annually	Claims	Yes
Foot exam	Self-report/Physician report	Yes
Dental exam annually	Self-report/Claims	Yes
Antiplatelet use	Self-report	Yes

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General Quality Metrics

Metric	Source	Intervention	Control
SF-12	Survey	Yes	No
Smoking Goals	Survey/Self-report	Yes	No
Physical Activity (30 minutes)	Survey/Self-report	Yes	No
Influenza	Self-report	Yes	If claims available
Pneumovax	Self-report	Yes	If claims available
Adherence to medication	Self-report	Yes	No
Advance Directives	Self-report	Yes	No
Member Satisfaction	Survey	Yes	Yes
Caregiver Satisfaction	Survey	Yes	Yes
Provider Satisfaction	Survey	Yes	No

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